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                          CONVERTIBLE BRIDGE PROMISSORY NOTE



                                                     MENLO PARK, CALIFORNIA
                                                          FEBRUARY 14, 1997

    MERCATOR GENETICS, INC., a Delaware corporation ("Obligor"), for value received, hereby promises to pay to the order of PROGENITOR, INC., a Delaware corporation (together with its successors, assigns, "Lender"), in lawful money of the United States at the address of Lender set forth below or as otherwise specified by Lender, all amounts advanced to Obligor pursuant to the terms of that certain Bridge Line of Credit Letter Agreement, dated February 14, 1997, by and between Progenitor and Obligor (the "Loan Agreement"), up to a maximum principal amount of six million six hundred thousand dollars ($6,600,000), together with simple interest thereon at a fixed rate per annum equal to ten percent (10%). Unpaid principal, together with all accrued interest, shall be due and payable on January 15, 1999, or on such earlier date as is provided in the Loan Agreement.

    Upon payment in full of all principal and accrued interest hereunder, this Note shall be surrendered to Obligor for cancellation.

    The loan evidenced by this Note is made in connection with that certain Agreement and Plan of Reorganization, by and among Obligor, Progenitor, Inc. and MG Merger Sub Corp., a subsidiary of Progenitor, Inc., dated February 14, 1997 (the "Reorganization Agreement"). Obligor acknowledges Lender's reliance upon the representations and warranties contained in the Reorganization Agreement.

    Obligor may prepay this Note at any time, in whole or in part, without penalty; PROVIDED, HOWEVER, that Obligor shall give at least thirty (30) days written notice to Lender prior to such prepayment, during which thirty (30) day period Lender shall have the right to convert this Note as set forth in the next paragraph. All amounts under this Note shall be immediately due and payable upon the Maturity Date (as defined in the Loan Agreement). This Note is the promissory note referred to in, and evidences indebtedness incurred under, the Loan Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which Obligor is permitted and required to make prepayments and repayments of principal of the indebtedness evidenced by this Note and on which such indebtedness may be declared to be immediately due and payable.

    At any time, and from time to time, from and after the applicable Agreement Deadline (as defined in the Reorganization Agreement), or such prior date as the Reorganization Agreement is terminated in accordance with its terms, all or any portion of the principal and accrued interest owing hereunder shall be convertible, at the option of Lender, into shares of Obligor's Series D Preferred Stock (the "Series D Preferred Stock") at a price of $1.34 per share (the "Conversion Price"), provided that such conversion shall be in a minimum amount representing at least ten percent (10%) of the then outstanding principal balance owing hereunder. The Series D Preferred Stock issuable to Lender upon conversion of this Note shall take into account any adjustments in respect of such Series D Preferred Stock that would be applicable pursuant to Obligor's Amended and Restated Articles of Incorporation (the "Articles"), as attached hereto,


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had the Series D Preferred Stock been issued as of the date of this Note, including without limitation the following adjustments pursuant to Article IV, Part C, Section 4 of the Articles: (i) adjustments for diluting issuances pursuant to Section 4(d); (ii) adjustments for other distributions pursuant to
Section 4(e); and (iii) adjustments for reorganizations, reclassifications, consolidations, mergers or other conveyances pursuant to Section 4(m). The issuance of any Series D Preferred Stock pursuant to this paragraph shall be subject to compliance with all applicable federal and state securities laws. Obligor shall use commercially reasonable efforts to comply with all such federal and state securities laws.

    In order to exercise the conversion right, Lender shall surrender this Note at the office of Obligor set forth below together with written notice to Obligor of the portion of this Note which Lender elects to convert and written instructions regarding the delivery of certificates for the shares of Series D Preferred Stock acquired thereby. As soon as practicable thereafter, Obligor shall, at its expense, cause to be issued in the name of Lender a certificate or certificates for the number of shares of the securities (or other instrument) to which Lender shall be entitled to receive (bearing such legends as may be required by applicable securities laws) upon conversion of the Note. Neither fractional shares nor scrip representing fractional shares shall be issued, and Obligor shall make a cash payment to Lender on the conversion date in an amount equal to such fractional shares multiplied by the Conversion Price. Lender shall be deemed to have become the holder of record of the shares of Series D Preferred Stock issuable upon any conversion at the close of business on the date upon which the conversion right is so exercised. If this Note shall have been converted in part, Lender shall be entitled to a new Note of like tenor representing the unpaid principal balance remaining after deducting the amount of the principal balance (and any interest) converted.

    In the event of any reclassification, capital reorganization or other change in the Series D Preferred Stock (including any subdivision, combination or stock dividend, or any reclassification, capital reorganization or other change that results from a merger, consolidation or other change in control of Obligor), other than pursuant to the terms of the Reorganization Agreement, then as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same shall be delivered to Lender, so that Lender shall have the right at any time prior to the payment of this Note to receive, at a total price equal to the balance payable upon the conversion of this Note immediately prior to such event, the kind and amount of shares of stock or other securities or property receivable in connection with such reclassification, reorganization or change by a Lender of the same number of shares of Series D Preferred Stock as were issuable to Lender immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of Lender so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon conversion hereof, and appropriate adjustments shall be made to the Conversion Price, provided the aggregate amount payable shall remain the same.

    Obligor covenants that it will at all times keep available such number of authorized shares of Series D Preferred Stock, free from all preemptive rights with respect thereto, which will be sufficient to permit the conversion of this Note for the full number of shares issuable upon such


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conversion.  Obligor further covenants that such shares, when issued pursuant to the conversion of this Note, will be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

    So long as any principal or interest is outstanding hereunder, (i) Obligor shall not take any action for which the vote or consent of the Series D Preferred Stock, voting as a separate class, would be required under Section 5(b)(ii) of the Articles (assuming more than 100,000 of such shares were outstanding), without the prior written consent of Lender, (ii) Obligor shall not issue any shares of Series D Preferred Stock other than to Lender except as required by the Reorganization Agreement, and (iii) prior to agreeing to any merger, acquisition or sale of assets involving Obligor that constitutes a Liquidating Event under (and as defined in) Obligor's Certificate of Incorporation, Obligor shall consult with Lender as to the amount of consideration to be received by the holders of Series D Preferred Stock in connection with such merger, acquisition or other Liquidating Event, but may consummate such transaction without the consent of Lender. In the event of the consummation of such Liquidating Event, to the extent Lender has converted on or prior to consmmation of the transaction, Lender and all other holders of Series D Preferred Stock shall be entitled to all appraisal or dissenter's rights provided by law in respect of such Liquidating Event and, in the event Lender and all holders of Series D Preferred Stock are not entitled under applicable law to such rights, Obligor hereby grants to Lender the right to seek an appraisal of the Series D Preferred Stock following consummation of the Liquidating Event, and to receive the appraised value of the shares of Series D Preferred Stock in lieu of the consideration otherwise to be paid as a result of the Liquidating Event.. Obligor covenants that it will provide at least twenty
(20) days prior written notice of (i) any action that would constitute a Liquidating Event, (ii) the closing of Obligor's initial public offering of Common Stock or (iii) any action for which the vote or consent of the Series D Preferred Stock would be required if any of such shares were outstanding.

    If the date for any payment due hereunder would otherwise fall on a non-business day, such payment or expiration date shall be extended to the next following business day with interest payable at the applicable rate specified herein during such extension.

    Obligor waives presentment, demand for performance, protest, notice of protest, notice of dishonor or non-payment, bringing of suit and diligence in taking any action to collect any sums owing hereunder.

    No extension of time for the payment of this Note or renewal or modification hereof made by agreement by Obligor with any person or entity now or hereafter liable for the payment of this Note shall affect the liability of the undersigned under this Note, even if the undersigned is not a party to such agreement.

    Obligor's obligation to make payment under this Note is absolute and unconditional, and shall not be subject to any right of setoff, counterclaim or other defense that Obligor may have against Lender or any other person or entity under applicable law or otherwise, including with respect to any claims, actions or rights arising under or in connection with the Reorganization Agreement, or any other agreement or document, whether arising by breach of representation,


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warranty, or covenant or otherwise, provided, however, that Obligor may set off amounts due and owing hereunder against amounts owed to Obligor by Lender under the Reorganization Agreement pursuant to a final, binding judgment of a court of competent jurisdiction.

    If the indebtedness represented by this Note or any part thereof is collected at law or in equity or in bankruptcy, receivership, or other judicial proceedings, or if this Note is placed in the hands of attorneys for collection after default, Obligor agrees to pay, in addition to the principal and interest payable hereon, reasonable attorney's fees and costs incurred by Lender.

    The remedies of Lender, as provided herein, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Lender, and may be exercised as often as the occasion therefor shall arise. No act of omission or commission of Lender, including specifically any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of the same, such waiver or release to be effected only through a written document executed by Lender and then only to the extent specifically recited therein. A waiver or release with reference to any demand hereunder shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to a subsequent demand.

    Any notice or other communication required or permitted hereunder shall be in writing and shall be effective (i) if delivered by hand, when delivered; (ii) if sent by mail, upon the earlier of the date of receipt and five business days after deposit in the mail, properly addressed with postage prepaid; and (iii) if transmitted by facsimile, when received, in each case, with the relevant information as follows:

    If to Lender:                 Progenitor, Inc.
                                  1507 Chambers Road
                                  Columbus, Ohio  43212
                                  Facsimile:  (614) 488-0404
                                  Attention:  Chief Executive Officer

    With a copy to:               Morrison & Foerster LLP
                                  425 Market Street
                                  San Francisco, California 94105
                                  Facsimile:  (415) 268-7522
                                  Attention:  Gavin B. Grover, Esq.

    If to Obligor:                Mercator Genetics, Inc.
                                  4040 Campbell Avenue
                                  Menlo Park, California  94025
                                  Facsimile:  (415) 614-0651 [617-0883]
                                  Attention:  President


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    With a copy to:               Wilson Sonsini Goodrich & Rosati
                                  650 Page Mill Road
                                  Palo Alto, California 94304
                                  Facsimile:  (415) 496-4006
                                  Attention:  John V. Roos, Esq.

    Any payment shall be deemed made upon receipt by Lender. Each of the above addressees may change its address for purposes of this paragraph by giving to the other addressees notice of such new address in conformance with this paragraph.

    Any provision of this Note that is illegal, invalid or unenforceable, shall be ineffective to the extent of such illegality, invalidity or unenforceability without rendering illegal, invalid or unenforceable the remaining provisions of this Note.


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         This Note is being delivered in, and shall be construed in accordance with the laws of, the State of California.

                                  MERCATOR GENETICS, INC.


                                  By: /s/ Elliott Sigal
                                      ---------------------------------------
                                  Its: President and Chief Executive Officer
                                       --------------------------------------


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